Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-195697

July 18, 2016

WELLS FARGO & COMPANY

$600,000,000 Floating Rate Notes Due July 26, 2021

$3,000,000,000 2.10% Notes Due July 26, 2021

Issuer:	Wells Fargo & Company

Title of Securities	Floating Rate Notes Due July 26, 2021 (the “Floating Rate Notes”)

2.10% Notes Due July 26, 2021 (the “Fixed Rate Notes”)

Note Type:	Senior unsecured

Trade Date:	July 18, 2016

Settlement Date (T+5):	July 25, 2016

Maturity Date:	Floating Rate Notes: July 26, 2021

Fixed Rate Notes: July 26, 2021

Aggregate Principal Amount Offered:	Floating Rate Notes: $600,000,000

Fixed Rate Notes: $3,000,000,000

Price to Public (Issue Price):	Floating Rates Notes: 100.00%, plus accrued interest, if any, from July 25, 2016

Fixed Rate Notes: 99.906%, plus accrued interest, if any, from July 25, 2016

Underwriting Discount (Gross Spread):	Floating Rate Notes: 0.35%

Fixed Rate Notes: 0.35%

All-in Price (Net of Underwriting Discount):	Floating Rate Notes: 99.65%, plus accrued interest, if any, from July 25, 2016

Fixed Rate Notes: 99.556%, plus accrued interest, if any, from July 25, 2016

Net Proceeds:	Floating Rate Notes: $597,900,000

Fixed Rate Notes: $2,986,680,000

Interest Rate:	Floating Rate Notes: Base Rate of LIBOR plus 1.025%

Fixed Rate Notes: 2.10% per annum

Interest Payment Dates:	Floating Rate Notes: January 26, April 26, July 26 and October 26, commencing October 26, 2016, and at maturity

Fixed Rate Notes: January 26 and July 26, commencing January 26, 2017, and at maturity

Interest Reset Dates:	Floating Rate Notes: January 26, April 26, July 26 and October 26, commencing October 26, 2016

Fixed Rate Notes: N/A

Designated LIBOR Page:	Floating Rate Notes: Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Fixed Rate Notes: N/A

Index Maturity:	Floating Rate Notes: Three months

Fixed Rate Notes: N/A

Interest Reset Period:	Floating Rate Notes: Quarterly

Fixed Rate Notes: N/A

Initial Interest Rate:	Floating Rate Notes: LIBOR plus 1.025%, determined two London banking days prior to July 25, 2016

Fixed Rate Notes: N/A

Benchmark:	Floating Rate Notes: Three-month LIBOR

Fixed Rate Notes: UST 1.125% due June 30, 2021

Benchmark Yield:	Floating Rate Notes: N/A

Fixed Rate Notes: 1.12%

Spread to Benchmark:	Floating Rate Notes: +102.5 basis points

Fixed Rate Notes: +100 basis points

Re-Offer Yield:	Floating Rate Notes: N/A

Fixed Rate Notes: 2.12%

CUSIP:	Floating Rate Notes: 949746SB8
Fixed Rate Notes: 949746SA0

Listing:	None

Sole Bookrunning Manager:	Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets,
a division of BB&T Securities, LLC
BMO Capital Markets Corp.
FTN Financial Securities Corp.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
The Huntington Investment Company

Junior Co-Managers:	Apto Partners, LLC
Blaylock Beal Van, LLC
Loop Capital Markets LLC
Multi-Bank Securities, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or e-mailing wfscustomerservice@wellsfargo.com.

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